Exhibit 4.11

CONSENT OF EXPERT

January 7, 2013

I, Douglas H. Underhill, Ph.D., C.P.G., hereby consent to (1) the references to my name included or incorporated by reference in the registration statement on Form F-80 of Denison Mines Corp. in connection with the report entitled “Technical Report on the Tony M-Southwest Deposit, Henry Mountains Complex Uranium Project, Utah, USA” dated March 19, 2009 as updated for Energy Fuels Inc. entitled “Technical Report on the Henry Mountains Complex Uranium Project, Utah, USA” dated June 27, 2012 and (2) all other references to the undersigned included or incorporated by reference in the registration statement on Form F-80 of Denison Mines Corp. dated January 2013.

/s/ Douglas H. Underhill
Douglas H. Underhill, Ph.D., C.P.G.